              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Investment Technology Group, Inc.:

    We consent to incorporation by reference in the registration statements (No. 33-42725 and No. 33-26309) on Form S-8 of Investment Technology Group, Inc. of our report dated January 20, 1999, relating to the consolidated statements of financial condition of Investment Technology Group, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP

New York, New York
March 17, 1999